Exhibit 5.1

October 3, 2024

Health in Tech
Attn: Tim Johnson, CEO
5636 Ford Street
Norwalk, IA 50211

Re: Health In Tech, Inc.

Dear Sirs:

We have acted as counsel for Health In Tech, Inc., a Nevada corporation (the “Company”) in connection with the formation of the Company. This opinion is being requested in connection with the filing of a Registration Statement on Form S-1 (File No. 333-281853), as may be amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer, issuance and sale by the Company and the Selling Shareholder of the number of shares of Class A common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Company Shares”) specified in the Registration Statement. We understand that the Company Shares are proposed to be sold for sale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by the Company and the representative (the “Underwriting Agreement”).

In rendering the opinion set forth below, we have examined such originals or copies, certified or otherwise identified to our satisfaction, of documents, certificates and instruments as we have deemed necessary including, but not limited to, the following “Organization Documents”:

1. Amended and Restated Certificate of Incorporation for the Company;

2. Bylaws for the Company;

3. A Nevada Good Standing Certificate for the Company; and

4. Authorizing Resolutions for the Company.

October 3, 2024

In such examinations, we have assumed the genuineness of all signatures (other than those relating to the Company), the authenticity of all documents submitted to us as originals, and the conformity to the original document of all documents submitted to us as photostatic or certified copies. We have assumed due authorization, execution and delivery of all documents referenced herein by the parties thereto (other than those documents authorized, executed or delivered on behalf of the responsible officers of the Company) and that each of such parties has full power, authority and legal right to execute and deliver each such instrument.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual knowledge of our attorneys who have represented the Company during the course of our limited representation of the Company.

With regard to our opinion contained herein, we are not opining as to factual matters. We have made no independent investigation or verification of the information included in the Registration Statement.

Based on the foregoing, and subject to the qualifications, exceptions, and limitations set forth herein it is our opinion that:

1. The Company Shares have been duly authorized and, when issued, delivered and paid for, in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Company Shares to be sold by the Selling Shareholder have been validly issued, fully paid and non-assessable.

The opinion expressed herein is subject to the following qualifications, limitations and exceptions:

1. The effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect which relate to or limit creditors’ right generally;

2. The effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

3. Limitations imposed by or resulting from the exercise by any court of its discretion; and

4. Limitations imposed by reason of generally applicable public policy principles or considerations.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters” and “Risk Factors”, and in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

October 3, 2024

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement and express no opinion or observation upon the terms of any such document.

Our opinion is limited to the federal laws of the United States and the laws of the State of Nevada.

This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Very truly yours,

Carlile Patchen & Murphy LLP

/s/ Michael A. Smith

Michael A. Smith*

Direct: (614) 628-0788

Email: msmith@cpmlaw.com

*	licensed in OH